Exhibit 99.1
PRESS RELEASE
Allegiance Bancshares, Inc.
8847 West Sam Houston Parkway N., Suite 200
Houston, Texas 77040
ir@allegiancebank.com
ALLEGIANCE BANCSHARES, INC. REPORTS
STRONG RESULTS FOR THE THIRD QUARTER 2021
•Net income and diluted earnings per share of $19.1 million and $0.93 for the third quarter 2021, respectively, and $60.0 million and $2.95 for the nine months ended September 30, 2021, respectively
•Deposit growth of 15.2% to $5.67 billion as of September 30, 2021 from $4.92 billion as of September 30, 2020, driven primarily by $435.5 million, or 13.8%, growth in interest-bearing deposits and $314.0 million, or 17.7%, growth in noninterest-bearing deposits
•Core loans of $4.00 billion, which exclude PPP loans, as of September 30, 2021 increased $37.9 million, or 3.8% (annualized), compared to June 30, 2021 and $117.3 million, or 3.0%, from $3.88 billion at September 30, 2020
•Board declared quarterly dividend of $0.12 per share of common stock
HOUSTON, October 28, 2021 - Allegiance Bancshares, Inc. (NASDAQ: ABTX) (Allegiance), the holding company of Allegiance Bank (the "Bank"), today reported record net income of $19.1 million and diluted earnings per share of $0.93 for the third quarter 2021 compared to net income of $16.2 million and diluted earnings per share of $0.79 for the third quarter 2020. Net income for the nine months ended September 30, 2021 was $60.0 million, or $2.95 per diluted share, compared to $29.6 million, or $1.44 per diluted share, for the nine months ended September 30, 2020. The third quarter ended September 30, 2021 results were driven by increased net interest income and an increased provision for credit losses compared to the third quarter 2020. The nine months ended September 30, 2021 results were primarily due to a lower provision for credit losses and increased net interest income driven by lower funding costs compared to the nine months ended September 30, 2020.
“This quarter was a period of outstanding focus and execution by our bankers. We continued to experience growth as we saw opportunities to grow deposit and loan volumes even though the loan market remains very competitive,” said Steve Retzloff, Allegiance’s Chief Executive Officer. “We are very pleased with our solid third quarter operating metrics and credit performance,” commented Retzloff.
“I could not be more proud of our team as I look back on a very successful 2021 so far. Their hard work has been instrumental to our growth as we welcomed and retained a significant number of our PPP customers, evidence of our ongoing dedication to customer service and the strong value proposition we offer our customers. We believe our core strength is the unwavering commitment to service that we provide to our customers and communities that consistently yields an outstanding customer experience. As we look to the future, we feel very well-positioned to execute our business model and seize the opportunity to gain market share,” concluded Retzloff.
Third Quarter 2021 Results
Net interest income before the provision for credit losses in the third quarter 2021 increased $6.3 million, or 12.1%, to $58.2 million from $51.9 million for the third quarter 2020 and increased $1.6 million, or 2.8%, from $56.6 million for the second quarter 2021.These increases were primarily due to changes in the volume and relative mix of the underlying assets and liabilities, the impact of loans within the Small Business Administration Paycheck Protection Program (PPP) under the Coronavirus Aid, Relief and Economic Security Act (CARES Act) as well as lower costs on interest-bearing liabilities. The net interest margin on a tax equivalent basis decreased 5 basis points to 3.90% for the third quarter 2021 from 3.95% for the third quarter 2020 and decreased 12 basis points from 4.02% for the second quarter 2021. The decreases in the margin were primarily due to the decrease in the average yield on interest-earning assets, driven by the increase in cash and securities, partially offset by the decrease in funding costs.
Noninterest income for the third quarter 2021 was $2.1 million, an increase of $249 thousand, or 13.5%, compared to $1.9 million for the third quarter 2020 and decreased $174 thousand, or 7.7%, compared to $2.3 million for the second quarter 2021. Third quarter 2021 noninterest income reflected higher transactional fee income when compared to the third quarter 2020 and lower correspondent bank rebates, included in other noninterest income, than the second quarter 2021.

Noninterest expense for the third quarter 2021 increased $1.7 million, or 5.3%, to $34.3 million from $32.6 million for the third quarter 2020 and increased $701 thousand, or 2.1%, compared to the second quarter of 2021. The increase over the prior year was primarily due to increases in salaries and benefits, as a result of increased performance-based bonus and profit sharing accruals, partially offset by decreased other real estate expenses as $1.9 million of other real estate write-downs were recorded in the third quarter 2020.
In the third quarter 2021, Allegiance’s efficiency ratio decreased to 56.91% compared to 60.58% for the third quarter 2020 and decreased from 57.07% for the second quarter 2021. Third quarter 2021 annualized returns on average assets, average equity and average tangible equity were 1.14%, 9.45% and 13.49%, respectively, compared to 1.09%, 8.59% and 12.72% for the third quarter 2020. Annualized returns on average assets, average equity and average tangible equity for the second quarter 2021 were 1.42%, 11.87% and 17.20%, respectively. Return on average tangible equity is a non-GAAP measure. Please refer to the non-GAAP reconciliation on page 10.
Nine Months Ended September 30, 2021 Results
Net interest income before provision for credit losses for the nine months ended September 30, 2021 increased $22.7 million, or 15.3%, to $170.5 million from $147.8 million for the nine months ended September 30, 2020 primarily due to lower costs related to interest-bearing liabilities as well as an $825.4 million, or 16.8%, increase in average interest-earning assets over the prior year including the impact of PPP loans. The net interest margin on a tax equivalent basis decreased 3 basis points to 4.03% for the nine months ended September 30, 2021 from 4.06% for the nine months ended September 30, 2020. The decrease in the margin over the prior year was primarily due to the decrease in the average yield on interest-earning assets partially offset by decreased funding costs.
Noninterest income for the nine months ended September 30, 2021 was $6.1 million, a decrease of $29 thousand, or 0.5%, compared to $6.1 million for the nine months ended September 30, 2020 due primarily to lower correspondent bank rebates and gains on the sale of securities partially offset by increased debit card and ATM card income.
Noninterest expense for the nine months ended September 30, 2021 increased $8.1 million, or 8.5%, to $102.8 million from $94.7 million for the nine months ended September 30, 2020. The increase in noninterest expense over the nine months ended September 30, 2020 was primarily due to increased performance-based bonus and profit sharing accruals along with the reduced amount of deferred PPP loan origination costs, increased other expenses and the write-down of assets related to the closure of a bank office partially offset by lower other real estate expenses as $4.1 million of other real estate write-downs were recorded during the prior year 2020.
Allegiance’s efficiency ratio decreased from 61.67% for the nine months ended September 30, 2020 to 58.24% for the nine months ended September 30, 2021. For the nine months ended September 30, 2021, returns on average assets, average equity and average tangible equity were 1.25%, 10.30% and 14.89%, respectively, compared to 0.72%, 5.43% and 8.16%, respectively, for the nine months ended September 30, 2020. Return on average tangible equity is a non-GAAP measure. Please refer to the non-GAAP reconciliation on page 10.
Financial Condition
Total assets at September 30, 2021 increased $792.0 million, or 13.3%, to $6.76 billion compared to $5.97 billion at September 30, 2020 and increased $251.1 million, or 15.4% (annualized), compared to $6.51 billion at June 30, 2021, primarily due to increased liquidity, growth in the securities portfolio and the origination of core loans partially offset by paydowns of PPP loans.
Total loans at September 30, 2021 decreased $302.9 million, or 6.6%, to $4.29 billion compared to $4.59 billion at September 30, 2020 and decreased $171.3 million, or 15.4% (annualized), compared to $4.46 billion at June 30, 2021, primarily due to paydowns on PPP loans. Core loans, which exclude PPP loans, increased $117.3 million, or 3.0%, to $4.00 billion at September 30, 2021 from $3.88 billion at September 30, 2020 and increased $37.9 million, or 3.8% (annualized), from $3.96 billion at June 30, 2021.
Deposits at September 30, 2021 increased $749.5 million, or 15.2%, to $5.67 billion compared to $4.92 billion at September 30, 2020 and increased $233.5 million, or 17.2% (annualized), compared to $5.43 billion at June 30, 2021.
Asset Quality
Nonperforming assets totaled $29.8 million, or 0.44%, of total assets, at September 30, 2021 compared to $46.8 million, or 0.78%, of total assets, at September 30, 2020 and $38.0 million, or 0.58%, of total assets at June 30, 2021. The allowance for credit losses on loans as a percentage of total loans was 1.18% at September 30, 2021, 1.06% at September 30, 2020 and 1.11% at June 30, 2021.
The provision for credit losses for the third quarter 2021 was $2.3 million, an increase of $1.0 million, compared to $1.3 million for the third quarter 2020 and a recapture of provision for credit losses of $2.7 million for the second quarter 2021, reflective of the current uncertainty surrounding the economic impact caused by COVID-19 compared to the prior quarter where there were improvements in economic factors.
Third quarter 2021 net charge-offs were $450 thousand, or 0.04% (annualized) of average loans, an increase from net charge-offs of $291 thousand, or 0.03% (annualized) of average loans, for the third quarter 2020 and $162 thousand, or 0.01% (annualized) of average loans, for the second quarter 2021.

Dividend
The Board of Directors of Allegiance declared a cash dividend on October 27, 2021 of $0.12 per share to be paid on December 15, 2021 to all shareholders of record as of November 30, 2021. The amount and timing of any future dividend payments to shareholders will be subject to the discretion of Allegiance’s Board of Directors.
GAAP Reconciliation of Non-GAAP Financial Measures
Allegiance’s management uses certain non-GAAP financial measures to evaluate its performance. Please refer to the GAAP Reconciliation and Management’s Explanation of Non-GAAP Financial Measures on page 10 of this earnings release for a reconciliation of these non-GAAP financial measures.
Conference Call
As previously announced, Allegiance’s management team will host a conference call on Thursday, October 28, 2021 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss its third quarter 2021 results. Individuals and investment professionals may participate in the call by dialing (877) 279-2520. The conference ID number is 6951679. Alternatively, a simultaneous audio-only webcast may be accessed via the Investor Relations section of Allegiance’s website at www.allegiancebank.com, under Upcoming Events. If you are unable to participate during the live webcast, the webcast will be archived on the Investor Relations section of Allegiance’s website at www.allegiancebank.com, under News and Events, Event Calendar, Past Events.
Allegiance Bancshares, Inc.
As of September 30, 2021, Allegiance was a $6.76 billion asset Houston, Texas-based bank holding company. Through its wholly owned subsidiary, Allegiance Bank, Allegiance provides a diversified range of commercial banking services primarily to small- to medium-sized businesses and individual customers in the Houston region. Allegiance’s super-community banking strategy was designed to foster strong customer relationships while benefiting from a platform and scale that is competitive with larger local and regional banks. As of September 30, 2021, Allegiance Bank operated 27 full-service banking locations in the Houston region, which we define as the Houston-The Woodlands-Sugar Land and Beaumont-Port Arthur metropolitan statistical areas, with 26 bank offices in the Houston metropolitan area and one bank office in Beaumont, just outside of the Houston metropolitan area. Visit www.allegiancebank.com for more information.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
This release contains forward-looking statements within the meaning of the securities laws that are derived utilizing assumptions, present expectations, estimates and projections about Allegiance and its subsidiaries. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “continues,” “anticipates,” “intends,” “projects,” “estimates,” “potential,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing words. Forward-looking statements include information concerning Allegiance’s expected future financial performance, business and growth strategy, projected plans and objectives, as well as projections of macroeconomic and industry trends, which are inherently unreliable due to the multiple factors that impact economic trends, and any such variations may be material. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Allegiance’s control, which may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include but are not limited to whether Allegiance can: continue to develop and maintain new and existing customer and community relationships; successfully implement its growth strategy, including identifying suitable acquisition targets and integrating the businesses of acquired companies and banks; sustain its current internal growth rate; provide quality and competitive products and services that appeal to its customers; continue to have access to debt and equity capital markets; and achieve its performance objectives. Additionally, the impact of the COVID-19 pandemic continues to evolve and its future effects on Allegiance are difficult to predict. These and various other risk factors are discussed in Allegiance’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and in other reports and statements Allegiance has filed with the Securities and Exchange Commission. Copies of such filings are available for download free of charge from the Investor Relations section of Allegiance’s website at www.allegiancebank.com, under Financial Information, SEC Filings.  Any forward-looking statement made by Allegiance in this release speaks only as of the date on which it is made. Factors or events that could cause Allegiance’s actual results to differ may emerge from time to time, and it is not possible for Allegiance to predict all of them. Because of these uncertainties, readers should not place undue reliance on any forward-looking statement. Allegiance disclaims any obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Allegiance Bancshares, Inc.
Financial Highlights
(Unaudited)

	2021			2020
	September 30	June 30	March 31	December 31	September 30
	(Dollars in thousands)
ASSETS
Cash and due from banks	$23,903	$146,397	$141,947	$122,897	$327,416
Interest-bearing deposits at other financial institutions	879,858	564,888	482,383	299,869	19,732
Total cash and cash equivalents	903,761	711,285	624,330	422,766	347,148
Available for sale securities, at fair value	1,211,476	977,282	787,516	772,890	663,301
Loans held for investment	4,289,469	4,460,743	4,659,169	4,491,764	4,592,362
Less: allowance for credit losses on loans	(50,491)	(49,586)	(52,758)	(53,173)	(48,698)
Loans, net	4,238,978	4,411,157	4,606,411	4,438,591	4,543,664
Accrued interest receivable	33,523	37,075	38,632	40,053	36,996
Premises and equipment, net	65,140	65,442	66,115	70,685	69,887
Other real estate owned	1,397	1,397	576	9,196	8,876
Federal Home Loan Bank stock	8,326	8,234	7,775	7,756	9,716
Bank owned life insurance	28,101	27,976	27,825	27,686	27,542
Goodwill	223,642	223,642	223,642	223,642	223,642
Core deposit intangibles, net	15,482	16,306	17,130	17,954	18,907
Other assets	29,935	28,871	31,038	18,909	18,072
Total assets	$6,759,761	$6,508,667	$6,430,990	$6,050,128	$5,967,751
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Noninterest-bearing	$2,086,683	$1,973,042	$1,914,121	$1,704,567	$1,772,700
Interest-bearing
Demand	594,959	553,874	480,710	437,328	409,137
Money market and savings	1,604,222	1,556,920	1,617,823	1,499,938	1,483,370
Certificates and other time	1,381,014	1,349,522	1,361,535	1,346,649	1,252,159
Total interest-bearing deposits	3,580,195	3,460,316	3,460,068	3,283,915	3,144,666
Total deposits	5,666,878	5,433,358	5,374,189	4,988,482	4,917,366
Accrued interest payable	3,296	1,940	3,862	2,701	3,082
Borrowed funds	139,954	139,951	147,517	155,515	155,512
Subordinated debt	108,715	108,584	108,453	108,322	108,191
Other liabilities	42,326	35,684	36,432	36,439	30,547
Total liabilities	5,961,169	5,719,517	5,670,453	5,291,459	5,214,698
SHAREHOLDERS’ EQUITY:
Common stock	20,218	20,213	20,183	20,208	20,445
Capital surplus	507,948	506,810	505,307	508,794	516,151
Retained earnings	247,966	231,333	210,834	195,236	186,866
Accumulated other comprehensive income	22,460	30,794	24,213	34,431	29,591
Total shareholders’ equity	798,592	789,150	760,537	758,669	753,053
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$6,759,761	$6,508,667	$6,430,990	$6,050,128	$5,967,751

Allegiance Bancshares, Inc.
Financial Highlights
(Unaudited)

	Three Months Ended					Year-to-Date
	2021			2020		2021	2020
	September 30	June 30	March 31	December 31	September 30	September 30	September 30
	(Dollars in thousands, except per share data)
INTEREST INCOME:
Loans, including fees	$58,176	$57,691	$57,991	$58,496	$56,418	$173,858	$167,463
Securities:
Taxable	2,998	2,556	2,402	2,203	2,095	7,956	6,024
Tax-exempt	2,498	2,491	2,394	2,316	2,280	7,383	4,995
Deposits in other financial institutions	221	94	41	32	18	356	233
Total interest income	63,893	62,832	62,828	63,047	60,811	189,553	178,715

INTEREST EXPENSE:
Demand, money market and savings deposits	1,267	1,337	1,484	1,621	1,657	4,088	7,750
Certificates and other time deposits	2,583	2,989	3,665	4,507	5,239	9,237	17,168
Borrowed funds	436	469	539	557	558	1,444	1,626
Subordinated debt	1,441	1,441	1,442	1,460	1,448	4,324	4,390
Total interest expense	5,727	6,236	7,130	8,145	8,902	19,093	30,934
NET INTEREST INCOME	58,166	56,596	55,698	54,902	51,909	170,460	147,781
Provision for (recapture of) credit losses	2,295	(2,679)	639	4,368	1,347	255	23,006
Net interest income after provision for credit losses	55,871	59,275	55,059	50,534	50,562	170,205	124,775

NONINTEREST INCOME:
Nonsufficient funds fees	131	94	83	100	75	308	304
Service charges on deposit accounts	425	382	388	405	325	1,195	1,125
Gain on sale of securities	—	—	49	—	—	49	287
(Loss) gain on sales of other real estate and repossessed assets	—	—	(176)	—	117	(176)	(258)
Bank owned life insurance	125	151	139	144	144	415	438
Debit card and ATM card income	771	761	630	637	574	2,162	1,568
Other	647	885	623	733	615	2,155	2,673
Total noninterest income	2,099	2,273	1,736	2,019	1,850	6,108	6,137

NONINTEREST EXPENSE:
Salaries and employee benefits	22,335	22,472	22,452	21,003	20,034	67,259	59,149
Net occupancy and equipment	2,335	2,225	2,390	2,079	2,057	6,950	5,890
Depreciation	1,060	1,057	1,034	1,019	946	3,151	2,697
Data processing and software amortization	2,222	2,176	2,200	2,107	2,125	6,598	5,885
Professional fees	1,223	608	789	999	756	2,620	2,129
Regulatory assessments and FDIC insurance	883	768	807	810	875	2,458	2,116
Core deposit intangibles amortization	824	824	824	953	989	2,472	2,969
Communications	358	332	321	225	355	1,011	1,162
Advertising	481	432	298	347	327	1,211	1,218
Other real estate expense	137	229	113	382	2,017	479	4,780
Other	2,438	2,472	3,691	2,825	2,084	8,601	6,750
Total noninterest expense	34,296	33,595	34,919	32,749	32,565	102,810	94,745
INCOME BEFORE INCOME TAXES	23,674	27,953	21,876	19,804	19,847	73,503	36,167
Provision for income taxes	4,614	5,028	3,866	3,863	3,677	13,508	6,574
NET INCOME	$19,060	$22,925	$18,010	$15,941	$16,170	$59,995	$29,593

EARNINGS PER SHARE
Basic	$0.94	$1.13	$0.89	$0.78	$0.79	$2.97	$1.45
Diluted	$0.93	$1.12	$0.89	$0.77	$0.79	$2.95	$1.44

Allegiance Bancshares, Inc.
Financial Highlights
(Unaudited)

	Three Months Ended					Year-to-Date
	2021			2020		2021	2020
	September 30	June 30	March 31	December 31	September 30	September 30	September 30
	(Dollars and share amounts in thousands, except per share data)
Net income	$19,060	$22,925	$18,010	$15,941	$16,170	$59,995	$29,593

Earnings per share, basic	$0.94	$1.13	$0.89	$0.78	$0.79	$2.97	$1.45
Earnings per share, diluted	$0.93	$1.12	$0.89	$0.77	$0.79	$2.95	$1.44
Dividends per share	$0.12	$0.12	$0.12	$0.10	$0.10	$0.36	$0.30

Return on average assets(A)	1.14%	1.42%	1.18%	1.05%	1.09%	1.25%	0.72%
Return on average equity(A)	9.45%	11.87%	9.59%	8.38%	8.59%	10.30%	5.43%
Return on average tangible equity(A)(B)	13.49%	17.20%	14.03%	12.32%	12.72%	14.89%	8.16%
Net interest margin (tax equivalent)(A)(C)	3.90%	4.02%	4.19%	4.14%	3.95%	4.03%	4.06%
Efficiency ratio(D)	56.91%	57.07%	60.85%	57.53%	60.58%	58.24%	61.67%

Capital Ratios
Allegiance Bancshares, Inc.(Consolidated)
Equity to assets	11.81%	12.12%	11.83%	12.54%	12.62%	11.81%	12.62%
Tangible equity to tangible assets(B)	8.58%	8.76%	8.40%	8.90%	8.92%	8.58%	8.92%
Estimated common equity tier 1 capital	12.37%	12.18%	11.87%	11.80%	11.73%	12.37%	11.73%
Estimated tier 1 risk-based capital	12.60%	12.41%	12.10%	12.04%	11.96%	12.60%	11.96%
Estimated total risk-based capital	16.13%	15.98%	15.72%	15.71%	15.56%	16.13%	15.56%
Estimated tier 1 leverage capital	8.76%	8.56%	8.57%	8.51%	8.70%	8.76%	8.70%
Allegiance Bank
Estimated common equity tier 1 capital	12.81%	13.03%	13.17%	13.32%	13.25%	12.81%	13.25%
Estimated tier 1 risk-based capital	12.81%	13.03%	13.17%	13.32%	13.25%	12.81%	13.25%
Estimated total risk-based capital	14.98%	15.22%	15.37%	15.55%	15.41%	14.98%	15.41%
Estimated tier 1 leverage capital	8.91%	8.99%	9.33%	9.41%	9.64%	8.91%	9.64%

Other Data
Weighted average shares:
Basic	20,221	20,203	20,140	20,396	20,439	20,188	20,421
Diluted	20,411	20,386	20,342	20,575	20,532	20,369	20,551
Period end shares outstanding	20,218	20,213	20,183	20,208	20,445	20,218	20,445
Book value per share	$39.50	$39.04	$37.68	$37.54	$36.83	$39.50	$36.83
Tangible book value per share(B)	$27.67	$27.17	$25.75	$25.59	$24.97	$27.67	$24.97
(A)Interim periods annualized.
(B)Refer to the calculation of these non-GAAP financial measures and a reconciliation to their most directly comparable GAAP financial measures on page 10 of this Earnings Release.
(C)Net interest margin represents net interest income divided by average interest-earning assets.
(D)Represents total noninterest expense divided by the sum of net interest income plus noninterest income, excluding net gains and losses on the sale of loans, securities and assets. Additionally, taxes and provision for (recapture of) loan losses are not part of this calculation.

Allegiance Bancshares, Inc.
Financial Highlights
(Unaudited)

	Three Months Ended
	September 30, 2021			June 30, 2021			September 30, 2020
	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
	(Dollars in thousands)
Assets
Interest-Earning Assets:
Loans	$4,336,443	$58,176	5.32%	$4,543,142	$57,691	5.09%	$4,594,333	$56,418	4.89%
Securities	1,070,851	5,496	2.04%	876,099	5,047	2.31%	667,008	4,375	2.61%
Deposits in other financial institutions and other	588,859	221	0.15%	294,188	94	0.13%	20,176	18	0.35%
Total interest-earning assets	5,996,153	$63,893	4.23%	5,713,429	$62,832	4.41%	5,281,517	$60,811	4.58%
Allowance for credit losses on loans	(49,381)			(52,699)			(47,593)
Noninterest-earning assets	680,682			835,801			679,750
Total assets	$6,627,454			$6,496,531			$5,913,674

Liabilities and Shareholders' Equity
Interest-Bearing Liabilities:
Interest-bearing demand deposits	$576,144	$324	0.22%	$534,314	$326	0.24%	$394,612	$392	0.40%
Money market and savings deposits	1,565,965	943	0.24%	1,561,987	1,011	0.26%	1,409,969	1,265	0.36%
Certificates and other time deposits	1,363,121	2,583	0.75%	1,365,881	2,989	0.88%	1,291,536	5,239	1.61%
Borrowed funds	139,844	436	1.24%	144,126	469	1.31%	171,804	558	1.29%
Subordinated debt	108,652	1,441	5.26%	108,523	1,441	5.33%	108,130	1,448	5.33%
Total interest-bearing liabilities	3,753,726	$5,727	0.61%	3,714,831	$6,236	0.67%	3,376,051	$8,902	1.05%

Noninterest-Bearing Liabilities:
Noninterest-bearing demand deposits	2,031,399			1,968,714			1,752,404
Other liabilities	42,183			38,183			36,572
Total liabilities	5,827,308			5,721,728			5,165,027
Shareholders' equity	800,146			774,803			748,647
Total liabilities and shareholders' equity	$6,627,454			$6,496,531			$5,913,674

Net interest rate spread			3.62%			3.74%			3.53%

Net interest income and margin		$58,166	3.85%		$56,596	3.97%		$51,909	3.91%

Net interest income and net interest margin (tax equivalent)		$58,873	3.90%		$57,287	4.02%		$52,446	3.95%

Allegiance Bancshares, Inc.
Financial Highlights
(Unaudited)

	Nine Months Ended September 30,
	2021			2020
	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Interest Paid	Average Yield/Rate
	(Dollars in thousands)
Assets
Interest-Earning Assets:
Loans	$4,482,684	$173,858	5.19%	$4,318,564	$167,463	5.18%
Securities	913,078	15,339	2.25%	550,405	11,019	2.67%
Deposits in other financial institutions	328,238	356	0.15%	29,652	233	1.05%
Total interest-earning assets	5,724,000	$189,553	4.43%	4,898,621	$178,715	4.87%
Allowance for credit losses on loans	(51,802)			(39,245)
Noninterest-earning assets	758,774			639,606
Total assets	$6,430,972			$5,498,982

Liabilities and Shareholders' Equity
Interest-Bearing Liabilities:
Interest-bearing demand deposits	$523,272	$1,021	0.26%	$370,485	$1,659	0.60%
Money market and savings deposits	1,555,791	3,067	0.26%	1,249,832	6,091	0.65%
Certificates and other time deposits	1,354,000	9,237	0.91%	1,262,674	17,168	1.82%
Borrowed funds	146,244	1,444	1.32%	210,902	1,626	1.03%
Subordinated debt	108,522	4,324	5.33%	107,998	4,390	5.43%
Total interest-bearing liabilities	3,687,829	$19,093	0.69%	3,201,891	30,934	1.29%

Noninterest-Bearing Liabilities:
Noninterest-bearing demand deposits	1,923,584			1,535,107
Other liabilities	40,568			33,482
Total liabilities	5,651,981			4,770,480
Shareholders' equity	778,991			728,502
Total liabilities and shareholders' equity	$6,430,972			$5,498,982

Net interest rate spread			3.74%			3.58%

Net interest income and margin		$170,460	3.98%		$147,781	4.03%

Net interest income and net interest margin (tax equivalent)		$172,477	4.03%		$148,939	4.06%

Allegiance Bancshares, Inc.
Financial Highlights
(Unaudited)

	Three Months Ended
	2021			2020
	September 30	June 30	March 31	December 31	September 30
	(Dollars in thousands)
Period-end Loan Portfolio:
Commercial and industrial	$728,897	$690,867	$664,792	$667,079	$650,634
Paycheck Protection Program (PPP)	290,028	499,207	728,424	569,901	710,234
Real estate:
Commercial real estate (including multi-family residential)	2,073,521	2,051,516	2,018,853	1,999,877	1,971,228
Commercial real estate construction and land development	382,610	371,732	386,637	367,213	376,877
1-4 family residential (including home equity)	683,919	715,119	726,228	737,605	716,565
Residential construction	104,638	111,956	119,528	127,522	148,056
Consumer and other	25,856	20,346	14,707	22,567	18,768
Total loans	$4,289,469	$4,460,743	$4,659,169	$4,491,764	$4,592,362

Asset Quality:
Nonaccrual loans	$28,369	$36,643	$35,051	$28,893	$37,928
Accruing loans 90 or more days past due	—	—	—	—	—
Total nonperforming loans	28,369	36,643	35,051	28,893	37,928
Other real estate	1,397	1,397	576	9,196	8,876
Other repossessed assets	—	—	—	—	—
Total nonperforming assets	$29,766	$38,040	$35,627	$38,089	$46,804

Net charge-offs	$450	$162	$345	$4,287	$291

Nonaccrual loans:
Commercial and industrial	$10,247	$12,949	$14,059	$10,747	$13,171
Real estate:
Commercial real estate (including multi-family residential)	14,629	18,123	13,455	10,081	15,849
Commercial real estate construction and land development	53	53	1,000	3,011	3,085
1-4 family residential (including home equity)	3,224	4,839	5,736	4,525	4,263
Residential construction	—	—	—	—	876
Consumer and other	216	679	801	529	684
Total nonaccrual loans	$28,369	$36,643	$35,051	$28,893	$37,928

Asset Quality Ratios:
Nonperforming assets to total assets	0.44%	0.58%	0.55%	0.63%	0.78%
Nonperforming loans to total loans	0.66%	0.82%	0.75%	0.64%	0.83%
Allowance for credit losses on loans to nonperforming loans	177.98%	135.32%	150.52%	184.03%	128.40%
Allowance for credit losses on loans to total loans	1.18%	1.11%	1.13%	1.18%	1.06%
Net charge-offs to average loans (annualized)	0.04%	0.01%	0.03%	0.37%	0.03%

Allegiance Bancshares, Inc.
GAAP Reconciliation and Management’s Explanation of Non-GAAP Financial Measures
(Unaudited)

Allegiance’s management uses certain non-GAAP (generally accepted accounting principles) financial measures to evaluate its performance. Allegiance believes that these non-GAAP financial measures provide meaningful supplemental information regarding its performance and that management and investors benefit from referring to these non-GAAP financial measures in assessing Allegiance’s performance and when planning, forecasting, analyzing and comparing past, present and future periods. Specifically, Allegiance reviews tangible book value per share, return on average tangible equity and the ratio of tangible equity to tangible assets for internal planning and forecasting purposes. Allegiance has included in this Earnings Release information relating to these non-GAAP financial measures for the applicable periods presented.  These non-GAAP measures should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which Allegiance calculates the non-GAAP financial measures may differ from that of other companies reporting measures with similar names.

	Three Months Ended					Year-to-Date
	2021			2020		2021	2020
	September 30	June 30	March 31	December 31	September 30	September 30	September 30
	(Dollars and share amounts in thousands, except per share data)
Total shareholders' equity	$798,592	$789,150	$760,537	$758,669	$753,053	$798,592	$753,053
Less: Goodwill and core deposit intangibles, net	239,124	239,948	240,772	241,596	242,549	239,124	242,549
Tangible shareholders’ equity	$559,468	$549,202	$519,765	$517,073	$510,504	$559,468	$510,504

Shares outstanding at end of period	20,218	20,213	20,183	20,208	20,445	20,218	20,445

Tangible book value per share	$27.67	$27.17	$25.75	$25.59	$24.97	$27.67	$24.97

Net income	$19,060	$22,925	$18,010	$15,941	$16,170	$59,995	$29,593

Average shareholders' equity	$800,146	$774,803	$761,600	$756,699	$748,647	$778,991	$728,502
Less: Average goodwill and core deposit intangibles, net	239,497	240,331	241,166	242,043	243,015	240,325	244,007
Average tangible shareholders’ equity	$560,649	$534,472	$520,434	$514,656	$505,632	$538,666	$484,495

Return on average tangible equity(A)	13.49%	17.20%	14.03%	12.32%	12.72%	14.89%	8.16%

Total assets	$6,759,761	$6,508,667	$6,430,990	$6,050,128	$5,967,751	$6,759,761	$5,967,751
Less: Goodwill and core deposit intangibles, net	239,124	239,948	240,772	241,596	242,549	239,124	242,549
Tangible assets	$6,520,637	$6,268,719	$6,190,218	$5,808,532	$5,725,202	$6,520,637	$5,725,202

Tangible equity to tangible assets	8.58%	8.76%	8.40%	8.90%	8.92%	8.58%	8.92%
(A)Interim periods annualized.